Exhibit 5.7

[WYCHE, P.A. Letterhead]

January 29, 2016

HealthSouth Corporation
3660 Grandview Parkway, Suite 200
Birmingham, Alabama 35243

Ladies and Gentlemen:

We have acted as South Carolina special counsel to the South Carolina Guarantors (as defined below), each incorporated or organized and existing under the laws of the State of South Carolina, in connection with the filing by HealthSouth Corporation (the “Company”) and certain of the Company’s current and former direct and indirect Subsidiaries (as defined in the Indenture (as defined below)), including the South Carolina Guarantors, with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-4 (the “Registration Statement”), which relates to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and exchange of up to $350,000,000 aggregate principal amount of the Company’s 5.75% senior notes due 2024 (the “2024 Exchange Notes”) and up to $350,000,000 aggregate principal amount of the Company’s 5.75% senior notes due 2025 (the “2025 Exchange Notes,” together with the 2024 Exchange Notes, the “Exchange Notes”) that are to be unconditionally guaranteed on a senior unsecured basis by certain of the Company’s current and future direct and indirect Subsidiaries, including HEALTHSOUTH Rehabilitation Center, Inc., a South Carolina corporation, and HealthSouth Rehabilitation Hospital of Charleston, LLC, a South Carolina limited liability company (collectively, the “South Carolina Guarantors”). The Exchange Notes are to be issued pursuant to an indenture, dated as of December 1, 2009 (the “Base Indenture”), between the Company and Wells Fargo Bank, National Association, as successor to The Bank of Nova Scotia Trust Company of New York, as trustee (the “Trustee”), as supplemented by a fourth supplemental indenture, dated as of September 11, 2012 (the “Fourth Supplemental Indenture”), a sixth supplemental indenture, dated as of August 7, 2015 (the “Sixth Supplemental Indenture), and a seventh supplemental indenture, dated as of September 16, 2015 (the “Seventh Supplemental Indenture” and, together with the Base Indenture, the Fourth Supplemental Indenture, and the Sixth Supplemental Indenture, the “Indenture”).

The 2024 Exchange Notes are to be issued in an exchange offer for a like aggregate original principal amount of the Company’s existing 5.75% senior notes due 2024 in accordance with the terms of a Registration Rights Agreement, dated as of August 7, 2015, among the Company, certain affiliates of the Company party thereto, and Goldman, Sachs & Co., as representative for the several purchasers named therein (“Goldman, Sachs”), and the registration rights joinders entered into thereafter by and among Goldman, Sachs and the guarantors party thereto (collectively, the “2024 Registration Rights Agreement”). The 2025 Exchange Notes are to be issued in an exchange offer for a like aggregate original principal amount of the Company’s existing 5.75% senior notes due 2025 in accordance with the terms of a Registration Rights Agreement, dated as of September 16, 2015, among the Company, certain affiliates of the Company party thereto, and Morgan Stanley & Co. LLC, as representative for the several purchasers named therein (“Morgan Stanley”), and the registration rights joinders entered into thereafter by and among Morgan Stanley and the guarantors party thereto (collectively, the “2025 Registration Rights Agreement”). This opinion letter is delivered in connection with such transactions at the request, and with the consent, of the Company and the South Carolina Guarantors.

In rendering our opinions herein, we have relied with respect to factual matters, without investigation of the information contained therein, upon the Secretary’s Certificate (defined below) and certificates of public officials referred to below. In addition thereto, we have reviewed and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to form the basis for rendering our opinions, including, without limitation, the following:

(i)	the Articles of Incorporation of HEALTHSOUTH Rehabilitation Center, Inc., as amended, as certified by the South Carolina Secretary of State on January 22, 2016;

(ii)	the Bylaws for HEALTHSOUTH Rehabilitation Center, Inc.;

(iii)	the Articles of Organization of HealthSouth Rehabilitation Hospital of Charleston, LLC, as amended, as certified by the South Carolina Secretary of State on January 22, 2016;

(iv)	the Limited Liability Company Agreement, as amended, for HealthSouth Rehabilitation Hospital of Charleston, LLC;

(v)	the certificate with respect to various factual matters signed by an officer of each of the South Carolina Guarantors and dated the date of this opinion (the “Secretary’s Certificate”);

(vi)
as to HEALTHSOUTH Rehabilitation Center, Inc., a Certificate of Existence issued by the South Carolina Secretary of State on January 22, 2016 (the “HealthSouth Rehabilitation Center Certificate of Existence”);

(vii)
as to HealthSouth Rehabilitation Hospital of Charleston, LLC, a Certificate of Existence issued by the South Carolina Secretary of State on January 22, 2016 (the “HealthSouth Rehabilitation Hospital Certificate of Existence”);

(viii)	the 2024 Registration Rights Agreement;

(ix)	the 2025 Registration Rights Agreement

(x)	the form of 2024 Exchange Notes;

(xi)	the form of 2025 Exchange Notes;

(xii)	the Indenture;

(xiii)	the Registration Statement; and

(xiv)	the prospectus contained in the Registration Statement.

The documents referenced in items (i) through (xiv) above are collectively referred to hereinafter as the “Opinion Documents.”

Based upon and subject to the foregoing, and subject to the further qualifications, limitations, assumptions and exceptions set forth below, we are of the following opinion as to the South Carolina Guarantors:

(1)	HEALTHSOUTH Rehabilitation Center, Inc. is a corporation in existence under the laws of the State of South Carolina.

(2)	HealthSouth Rehabilitation Hospital of Charleston, LLC is a limited liability company in existence under the laws of the State of South Carolina.

(3)
Each South Carolina Guarantor has the requisite corporate or limited liability company power to execute, deliver and perform its obligations under the Indenture, including its guarantee of the Exchange Notes.

(4)
The execution and delivery by each South Carolina Guarantor of the Indenture and the performance of its obligations thereunder, including guaranteeing the Exchange Notes in accordance with the provisions of the Indenture, have been duly authorized by all necessary corporate or limited liability company action by each South Carolina Guarantor.

In rendering our opinion that HEALTHSOUTH Rehabilitation Center, Inc. is a corporation in existence under the laws of the State of South Carolina, we have relied solely upon the HealthSouth Rehabilitation Center Certificate of Existence. In rendering our opinion that HealthSouth Rehabilitation Hospital of Charleston, LLC is a limited liability company in existence under the laws of the State of South Carolina, we have relied solely upon the HealthSouth Rehabilitation Hospital Certificate of Existence.

We specifically assume that there has been no change in the information provided to us since the date such information was first provided and that such information was true and correct on the date on which it was provided and that it is true and correct on the date hereof. We also assume the accuracy, completeness, and authenticity of all documents examined by us, the legal capacity and authority of all persons executing such documents, other than on behalf of the South Carolina Guarantors, and the conformity to originals of all copies of all documents submitted to us. We also assume that all signatures on all documents examined by us are genuine and that each such document with a conformed signature is an accurate, complete, and authentic copy of such signed document. As to questions of fact relevant to the opinions expressed herein, we have relied solely upon, and assume the accuracy of, the representations, warranties, certifications, and statements contained in the Opinion Documents, including the Secretary’s Certificate, and compliance on the part of all parties to the Indenture with their covenants therein. We have made no other independent factual investigation with regard to such matters.

We assume that all natural persons acting on behalf of each South Carolina Guarantor have sufficient legal capacity to take all such actions as may be required of them as representatives of such South Carolina Guarantor.

The opinions set forth herein regarding the South Carolina Guarantors are limited to matters governed by the laws of the State of South Carolina. No opinion is expressed herein as to the laws of any other jurisdiction. Further, we express no opinion concerning any matter respecting or affected by any laws other than laws that a lawyer in South Carolina, exercising customary professional diligence, would reasonably recognize as being directly applicable to the South Carolina Guarantors or the transactions contemplated by the Indenture.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the related Prospectus under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission. We do not undertake to advise you of any matters that might hereinafter arise that would affect the opinions expressed herein. Our opinion is limited to the matters expressly stated herein and no other opinion may be implied or inferred.

Very truly yours,

/s/ Wyche, P.A.

WYCHE, P.A.

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